Item 7
 BlackRock Life Limited
 BlackRock Asset Management Canada Limited
 BlackRock (Netherlands) B.V.
 BlackRock Fund Advisors
 BlackRock Institutional Trust Company, National Association



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.